SCHEDULE 14A INFORMATION

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Check the appropriate box:
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          Section 240.14a-12

                        OPTICAL COATING LABORATORY, INC.
               (Name of Registrant as specified in its Charter)

                        OPTICAL COATING LABORATORY, INC.
                   (Name of Person(s) Filing Proxy Statement)

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          by registration statement number, or the Form or Schedule and
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(LOGO)   OPTICAL COATING LABORATORY, INC.
         2789 Northpoint Parkway, Santa Rosa, California 95407-7397 Telephone 707-545-6440, Facsimile 707-525-7410


                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD MARCH 18, 1997
To Our Stockholders:

You are cordially invited to attend the Annual Meeting of Stockholders of Optical Coating Laboratory, Inc. (OCLI) to be held on Tuesday, March 18, 1997, at 3:30 p.m. at OCLI's Corporate Offices located at 2789 Northpoint Parkway, Santa Rosa, California, for the following purposes:

       1. To elect directors of the Company to serve for the ensuing year and until their successors are elected.

       2. To ratify the appointment of Deloitte & Touche LLP as independent auditors of the Company for the year ending October 31, 1997.

       3. To transact such other business as may properly come before the meeting or any adjournment thereof.

The Board of Directors has fixed the close of business on January 31, 1997, as the record date for determining those stockholders who will be entitled to vote at the meeting.

Whether or not you plan to attend the meeting, please review this material, decide how you wish to vote, execute the enclosed proxy card and return it promptly in the envelope provided. If a sufficient number of stockholders do this, the necessity for expensive and time consuming additional solicitation will be avoided.

Thank you for your cooperation in returning your proxy card as soon as possible.

                              By Order of the Board of Directors,



                              JOSEPH C. ZILS
                              General Counsel and Secretary

Santa Rosa, California
February 18, 1997

                             YOUR VOTE IS IMPORTANT

YOU ARE URGED TO DATE, SIGN AND PROMPTLY RETURN YOUR PROXY SO THAT YOUR SHARES MAY BE VOTED IN ACCORDANCE WITH YOUR WISHES AND IN ORDER THAT THE PRESENCE OF A QUORUM MAY BE ASSURED. THE PROMPT RETURN OF YOUR SIGNED PROXY, REGARDLESS OF THE NUMBER OF SHARES YOU HOLD, WILL AID THE COMPANY IN REDUCING THE EXPENSE OF ADDITIONAL PROXY SOLICITATION. THE GIVING OF SUCH PROXY DOES NOT AFFECT YOUR RIGHT TO VOTE IN PERSON IN THE EVENT YOU ATTEND THE MEETING.




                        OPTICAL COATING LABORATORY, INC.

                         ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD MARCH 18, 1997

                                 PROXY STATEMENT

This Proxy Statement is furnished in connection with the solicitation by Management on behalf of the Board of Directors of Optical Coating Laboratory, Inc. (hereinafter called "the Company") of proxies to be voted at the Annual Meeting of Stockholders to be held at 3:30 p.m. on Tuesday, March 18, 1997 at OCLI's Corporate Offices located at 2789 Northpoint Parkway, Santa Rosa, California. This Proxy Statement, the proxy card and the Company's Annual Report to Stockholders were first mailed to stockholders on or about February 18, 1997.

                         VOTING RIGHTS AND SOLICITATION

The Board of Directors of the Company has fixed the close of business on January 31, 1997, as the record date (hereinafter the "Record Date") for the determination of the stockholders of the Company entitled to vote at the Annual Meeting (the "Stockholders" or "Stockholders of Record"). As of the Record Date, the Company had 9,791,030 shares of common stock, $.01 par value (the "Common Stock"), issued and outstanding. All of the shares of the Company's Common Stock outstanding on the Record Date are entitled to vote at the Annual Meeting, and Stockholders of Record entitled to vote at the meeting will have one vote for each share so held on the matters to be voted upon.

Any Stockholder of Record executing a proxy retains the right to revoke it by notice in writing to the Secretary of the Company at any time prior to its use. All properly executed proxies received by Management and not revoked will be voted as directed or, if no direction is indicated, will be voted for the election of the nominees of Management and in favor of the other items presented by Management.

The expense of soliciting proxies in the enclosed form will be paid by the Company. In addition to the original and follow-on mailings of the proxies and soliciting materials, employees of the Company may solicit proxies by mail, telephone, facsimile and personal interviews. The Company will request brokers, custodians, nominees and other record holders to forward the proxies and soliciting materials to persons for whom they hold shares of the Company and to request authority for the exercise of proxies; in such cases, the Company will reimburse such holders for their reasonable expenses.

                              STOCKHOLDER PROPOSALS

Stockholder proposals to be presented at the Annual Meeting for 1998 must be received by the Company no later than October 21, 1997, for inclusion in the proxy statement relating to that meeting. No Stockholder proposals were received for presentation at the Annual Meeting for 1997.


                                   PROPOSAL 1:

                              ELECTION OF DIRECTORS

All proxies in the form enclosed received by Management will be voted (unless authority to vote is withheld) for the election of the nominees listed on pages 2 and 3 as the directors of the Company to hold office until the next Annual Meeting of Stockholders and until their respective successors shall be elected and qualified. So far as is known to Management, all of the nominees will be candidates at the Annual Meeting, but should any of the nominees not be a candidate at the Annual Meeting, all such proxies so received will be voted in favor of the remainder of those nominated and for such substitute nominees (if any) as shall be designated by the present Board of Directors to fill the vacancy. In the event that additional persons are nominated for election as directors, the proxies intend to vote all shares in such a manner as will assure the election of as many of the nominees listed below as possible. The specific nominees to be voted for will be determined by the proxies.

Pursuant to the Company's By-Laws, unless waived by the Board of Directors, to effect the nomination for director of any person other than the nominees listed on pages 2 and 3, the Board of Directors must have received notice of such person's candidacy at least 90 days before the date that had been the Record Date of the Company's previous year's Annual Meeting. Accordingly, notice of any such individual's candidacy must have been received by the Company by November 1, 1996. No such notice was received.

Biographical summaries and ages as of the Record Date of individuals nominated by the Board of Directors for election as directors appear below and on page 3 of this Proxy Statement. Data with respect to the number of shares of the Company's Common Stock beneficially owned by each of them, directly or indirectly, as of the Record Date, appears on pages 4 and 5 of this Proxy Statement.

NOMINEES

HERBERT M. DWIGHT, JR.; AGE 66; CHAIRMAN OF THE BOARD, PRESIDENT AND CHIEF EXECUTIVE OFFICER OF THE COMPANY.

Mr. Dwight has served as Chairman of the Board, President and Chief Executive Officer since August 19, 1991. From December 1993 to April 1995, Mr. Dwight also served as Chief Financial Officer. Mr. Dwight was a founder of Spectra Physics Inc., a leading manufacturer and developer of commercial lasers. He served as Chief Executive Officer of Spectra Physics from 1967 to 1988. Mr. Dwight was Chairman, President and Chief Executive Officer of Superconductor Technologies, Inc. from 1988 through August 1991 and continued to serve as Chairman from 1991 until May 1994. Mr. Dwight is also a director of Applied Materials, Inc., Applied Magnetics Corp., Santa Rosa Memorial Hospital and Trans Ocean Limited.

DOUGLAS C. CHANCE; AGE 54; PRESIDENT AND CHIEF EXECUTIVE OFFICER, WYSE
TECHNOLOGY.

Mr. Chance has been a director of the Company since 1973. He was appointed President and Chief Executive Officer of Wyse Technology in November 1994 where he continues to serve in those capacities. Mr. Chance served as President, Chief Executive Officer and director of Octel Communications Corporation from October 1990 to November 1993. Following his resignation as President and Chief Executive Officer, Mr. Chance served as a consultant and director of Octel Communications Corporation until November 1994. Mr. Chance was Executive Vice President, Networked Systems Sector, Hewlett-Packard Company, from May 1987 to October 1990 and held various executive and administrative positions with Hewlett-Packard Company from 1966 to 1987.

SHOEI KATAOKA, D. SC., DR. ENG.; AGE 68, CONSULTANT, SHARP CORPORATION.

Dr. Kataoka was appointed to the Board of Directors of the Company on December 16, 1996. Dr. Kataoka has served as a Corporate Consultant to Sharp Corporation of Japan since 1995. He was previously executive director and division general manager of Sharp Corporation's Tokyo Branch. Dr. Kataoka has held various senior level management and technical positions with Sharp Corporation since joining them in 1985.

JOHN MCCULLOUGH; AGE 63; VICE PRESIDENT OF THE COMPANY

Mr. McCullough has been a director of the Company since 1985 and has been a Vice President of the Company since January 1992. Mr. McCullough served as Executive Vice President of the Company from December 1988 to January 1992 and as Senior Vice President of the Company from 1978 to December 1988.

JULIAN SCHROEDER; AGE 49; PRESIDENT, CHIEF EXECUTIVE OFFICER AND DIRECTOR OF RESEARCH, B D S SECURITIES CORPORATION

Mr. Schroeder has been a director of the Company since 1989. Mr. Schroeder was appointed President, Chief Executive Officer and Director of Research of B D S Securities Corporation in May 1995. He has served as Vice President, Corporate Finance, of B D S Securities Corporation since March 1989. Mr. Schroeder was a principal of Schroeder Consulting Company, a financial consulting firm, from January 1985 to February 1989.

RENN ZAPHIROPOULOS; AGE 71; RETIRED PRESIDENT AND CHIEF EXECUTIVE OFFICER OF VERSATEC, INC. (A XEROX COMPANY)

Mr. Zaphiropoulos has been a director of the Company since 1988. Mr. Zaphiropoulos was President and Chief Executive Officer of Versatec, Inc. (A Xerox Company) from 1969 until his retirement on January 1, 1988, and Corporate Vice President of Xerox Corporation from 1984 until his retirement on January 1, 1988. He currently is a director of various privately-held corporations and holds executive seminars in management worldwide.

COMPENSATION OF DIRECTORS

Directors who are not otherwise employees of the Company were paid an annual retainer in fiscal 1996 of $12,000 and received an additional fee of $1,250 per day for attendance at any meetings of the Board or a Committee of the Board and $500 for participation in a telephonic meeting of the Board. Directors who are employees of the Company received no separate compensation for serving as a director. Directors may be reimbursed for any expenses related to membership on the Board.

The Board of Directors has established an ongoing annual award of OCLI Common Stock for the outside, non-employee directors. Under this program, 1,000 shares of OCLI Common Stock, plus payment of associated withholding taxes, are awarded annually to each of the outside directors as part of their remuneration for services as directors. The term of this award is five years beginning April 1992 and expiring April 1997. For fiscal 1996, Directors Chance, Schroeder and Zaphiropoulos were each awarded 1,000 shares of OCLI Common Stock, which had a fair market value of $17,375.00 at the time of the award, plus payment of related withholding taxes.

BOARD MEETINGS AND COMMITTEES

During fiscal 1996, there were four regular meetings of the Board of Directors and one telephonic meeting. Attendance by each director at the meetings of the Board and its Committees during fiscal 1996 was 100%.

AUDIT COMMITTEE. The Board of Directors has an Audit Committee consisting of three of its outside, non-employee directors: Julian Schroeder (Chairman), Douglas C. Chance and Renn Zaphiropoulos. The Audit Committee meets independently with representatives of the Company's independent auditors and with representatives of management. The Committee recommends the engagement of the Company's independent auditors, consults with the auditors as to the adequacy of internal accounting procedures and reviews and approves financial statements and reports. The Audit Committee met four times in fiscal 1996.

COMPENSATION AND STOCK OPTION COMMITTEE. The Board of Directors has a Compensation and Stock Option Committee consisting of three of its outside, non-employee directors: Renn Zaphiropoulos (Chairman), Douglas C. Chance and Julian Schroeder. The Committee is responsible for reviewing and reporting to the Board on incentive compensation plans, stock option grants and the administration of the Company's various incentive compensation and stock option plans, as well as reviewing and reporting to the Board on recommended annual compensation for officers, including salaries, bonuses, the Company's Management Incentive Plan and other forms of compensation and remuneration. The Committee met four times during fiscal 1996.

EXECUTIVE COMMITTEE. The Company has an Executive Committee consisting of three directors: Herbert M. Dwight, Jr. (Chairman), Douglas C. Chance and John McCullough. Pursuant to the Company's By-Laws, the Executive Committee has all the powers and authority of the Board of Directors in the management of the business and affairs of the Company, except those powers which by law cannot be delegated by the Board of Directors. The Executive Committee did not meet during fiscal 1996.

There is no nominating committee of the Board or any committee performing the functions of such a committee.



                             COMMON STOCK OWNERSHIP
                   OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table provides certain information as of the Record Date regarding beneficial ownership of the Company's Common Stock by (i) each person or group who, to the Company's knowledge, beneficially owns more than 5% of the outstanding shares of the Company's Common Stock; (ii) each of the Company's directors; (iii) the Chief Executive Officer and each of the Company's four other most highly compensated executive officers (the "Named Executive Officers"); and (iv) all directors and executive officers as a group:
                                                  COMMON STOCK
                                        NUMBER OF SHARES    PERCENT OF
                                        BENEFICIALLY        OUTSTANDING
                                        OWNED               SHARES
DIRECTORS, OFFICERS AND 5%
STOCKHOLDERS
PRINCIPAL STOCKHOLDERS:
OCLI 401(k)/ESOP Plan (1)                1,575,245          16.1%
 c/o Optical Coating Laboratory, Inc.
 2789 Northpoint Parkway
 Santa Rosa, California  95407-7397

Hakuto Co., Ltd.                           907,440           9.3%
 1-13 Shinjuku 1-Chome
 Shinjuku-ku, Tokyo 150, Japan

DIRECTORS:
Douglas C. Chance                           19,200           .2%
Shoei Kataoka                                    0           --
John McCullough(2)                          43,283           .4%
Julian Schroeder                            25,000           .3%
Renn Zaphiropoulos                           9,000           .1%

NAMED EXECUTIVE OFFICERS:
Herbert M. Dwight, Jr.(3)                  714,568          6.8%
Klaus F. Derge(4)                           93,300          1.0%
John M. Markovich (5)                       33,553           .3%
Joseph C. Zils(6)                           41,958           .3%
Laurence D. Parson(7)                       55,061           .6%
All Directors and Executive Officers
as a group (14 persons)(8)               1,177,057          10.9%
_________________
   (1) Pursuant to the terms of the Trust Agreement under the OCLI 401(k)/ESOP Plan, the Trustee votes the shares held in the ESOP+ upon instructions given by individual participants as to the individual participant's vested shares, and in the discretion of the Trustee otherwise.
   (2) Includes 19,740 shares held for the benefit of Mr. McCullough in the OCLI 401(k)/ESOP Plan.
   (3)Includes 666,000 shares under options exercisable within 60 days of the Record Date and 4,309 shares held for the benefit of Mr. Dwight in the OCLI 401(k)/ESOP Plan.
   (4)The 93,300 shares shown for Mr. Derge are shares under options exercisable within 60 days of the Record Date.
   (5)Includes 33,333 shares under options exercisable within 60 days of the Record Date and 220 shares issued to Mr. Markovich under the OCLI 401(k)/ESOP Plan. Effective January 10, 1997, Mr. Markovich resigned as the Company's Vice President, Finance and Chief Financial Officer.
   (6)Includes 40,000 shares under options exercisable within 60 days of the Record Date and 1,958 shares held for the benefit of Mr. Zils in the OCLI 401(k)/ESOP Plan.
   (7)Includes 42,600 shares under options exercisable within 60 days of the Record Date and 8,590 shares held for the benefit of Mr. Parson in the OCLI 401(k)/ESOP Plan.
   (8)Includes 973,133 shares under options exercisable within 60 days of the Record Date and 51,792 shares held for the benefit of all officers in the OCLI 401(k)/ESOP Plan.


                       COMPENSATION OF EXECUTIVE OFFICERS

 I.  SUMMARY COMPENSATION TABLE

  The following table discloses compensation received by the Company's Chief Executive Officer and the four other most highly paid executive officers for the three fiscal years ended October 31, 1996:

                                                                                   LONG-TERM
                                                                                  COMPENSATION
                                   ANNUAL COMPENSATION                               AWARDS
NAME AND PRINCIPAL                                                OTHER ANNUAL       OPTIONS     ALL OTHER
POSITION                      YEAR    SALARY($)(1)  BONUS($)(2)  COMPENSATION($)(3)    (#)    COMPENSATION(4)

Herbert M. Dwight, Jr.(5)     1996    $325,998         --             $4,018         100,000      $12,897
 Chairman of the Board,       1995     325,998      $125,892          13,430         100,000       15,244
 President and                1994     323,920        33,448           3,169         600,000        5,889
 Chief Executive Officer

Klaus F. Derge(6)             1996    $208,134         --             $3,087          10,000         --
 Vice President,              1995     206,103       $19,906           2,931           5,000         --
 International Operations     1994     176,900        12,164           2,732          10,000         --

John M. Markovich             1996    $157,690         --            $29,136          10,000       $3,389
  Former Vice President,      1995      72,120       $18,077          20,691          60,000          165
  Finance and Chief           1994        --           --               --              --           --
  Financial Officer

Joseph C. Zils                1996    $150,389        $5,000          $1,515          10,000       $2,802
 Vice President,              1995     145,000        37,140           1,752          15,000        5,819
 General Counsel,             1994     120,200         4,100           3,258           8,000        9,144
 Corporate Secretary and
 Acting Chief Financial Officer

Laurence D. Parson            1996    $140,100          --            $1,713           5,000       $3,677
 Vice President, Sales        1995     140,100       $10,666           5,608           5,000        5,608
                              1994     132,100         3,915           9,394           5,000        2,877

_________________
  (1) In January 1994, the Company chose to include an automobile allowance benefit it paid to certain employees, including the Named Executive Officers, with the exception of Mr. Derge, into the base salaries of the participants. The approximately $9,000 annual benefit was included in the base salaries of the Named Executive Officers in fiscal 1996 and 1995 and for ten months of fiscal 1994.

  (2)Qualitative bonuses were awarded to certain participants in the 1996 Management Incentive Plan, including a $5,000 bonus awarded to Mr. Zils. Bonuses included for fiscal 1995 and 1994 were paid under the Company's Management Incentive Plans for those years. Included in the bonus paid in fiscal 1995 to Mr. Zils was a $5,000 award under the Company's Spot Bonus Award program.

  (3)Includes for fiscal 1996, 1995 and 1994 for the Named Executive Officers, excluding Mr. Derge, a special medical expense reimbursement benefit, and for two months of fiscal 1994, an automobile allowance paid as a separate benefit.

   For Mr. Markovich, "Other Annual Compensation" for fiscal 1996 includes the forgiveness of a promissory note issued in connection with a $15,000 sign-on award made to Mr. Markovich at the beginning of his employment in fiscal 1995, which the Company agreed to forgive after the completion of one year of service, and payment of $14,016 in relocation expenses.

   Mr. Derge participates in separate medical and automobile expense reimbursement programs through the Company's subsidiary in Reinheim, Germany. For fiscal 1996, he received $3,087 in medical expense reimbursement payments. For automobile expenses, Mr. Derge is reimbursed for actual expenses incurred for business purposes.

  (4)Includes for fiscal 1996, 1995 and 1994 for each Named Executive Officer, excluding Mr. Derge, a life insurance benefit and contributions made by the Company under the OCLI 401(k)/ESOP Plan.

                                         LIFE INSURANCE      ESOP
          FOR FISCAL 1996:                   PREMIUM     CONTRIBUTION

          Herbert M. Dwight, Jr.             $9,991         $2,907
          Klaus F. Derge                        --             --
          John M. Markovich                     482          2,907
          Joseph C. Zils                        485          2,318
          Laurence D. Parson                    770          2,907

  (5)During fiscal 1994, options for 500,000 shares held by Mr. Dwight were canceled and reissued to extend the expiration date. The options were regranted effective July 1, 1994 for a period of five years. No changes were required to be made to the exercise price of the options or other terms of the original option agreements.

  (6)Mr. Derge's compensation is paid in German Deutsche marks. For presentation in this proxy statement, Mr. Derge's compensation has been converted to U.S. dollars. The exchange rates used for fiscal years 1996, 1995 and 1994 were $.67, $.69 and $.61, respectively.


II.  OPTION GRANTS IN LAST FISCAL YEAR

                                INDIVIDUAL GRANTS
               ________________________________________________________
                                      PERCENT OF                                 POTENTIAL
                        NUMBER OF     TOTAL                                      REALIZABLE VALUE
                        SECURITIES    OPTIONS                                    AT ASSUMED RATES
                        UNDERLYING    GRANTED TO                                 OF STOCK PRICE
                        OPTIONS       OPTIONEES       EXERCISE OR                APPRECIATION FOR
                        GRANTED       IN FISCAL       BASE PRICE   EXPIRATION    OPTION TERM(3)
NAME                    (#)(1)        YEAR(2)         ($/SHARE)    DATE          5%        10%


Herbert M. Dwight, Jr.  100,000       18.3%           $10.75       2/16/01       $297,003  $656,298

Klaus F. Derge           10,000        1.8%           $10.75       2/16/01        $29,700   $65,630

John M. Markovich        10,000        1.8%           $10.75       2/16/01        $29,700   $65,630

Joseph C. Zils           10,000        1.8%           $10.75       2/16/01        $29,700   $65,630

Laurence D. Parson        5,000        0.9%           $10.75       2/16/01        $14,850   $32,815


  (1)The option awards shown in the above table were granted on February 16, 1996 pursuant to the Company's 1996 Incentive Compensation Plan. The options were originally exercisable in three annual installments commencing one year from the date of grant. Effective December 16, 1996, the Compensation and Stock Option Committee approved a retroactive revision to the vesting schedules of all options awarded under the Company's Incentive Compensation Plans whereby one-third of the options become exercisable twelve months from the date of grant and the remaining two-thirds become exercisable on a monthly basis over the next twenty-four months. The options have a maximum term of five years, subject to earlier termination of unvested options in the event of the optionee's cessation of service with the Company.

  (2)The Company granted options totaling 546,450 shares to employees, including the Named Executive Officers, in fiscal 1996.

  (3)The 5% and 10% assumed rates of appreciation are stipulated by the Securities and Exchange Commission and do not represent the Company's estimate or projection of the future price of its Common Stock. There is no assurance provided to any executive officer or any other holder of the Company's securities that the actual stock price appreciation over the option term will be at the assumed levels or at any other defined level. Unless the market price of the Company's Common Stock does, in fact, appreciate over the option term, no value will be realized from the option grants.




III.           OPTION EXERCISES AND YEAR-END VALUE TABLE

                 AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                        AND FISCAL YEAR-END OPTION VALUES
                      ____________________________________

   The following table provides information on option exercises in fiscal 1996 by the Named Executive Officers and the value of such officers' unexercised options at October 31, 1996.

                                               NUMBER OF       VALUE OF
                                               SECYRUTUES      UNEXERCISED
                                               UNDERLYING      IN-THE-MONEY
                                               UNEXERCISED     OPTIONS AT
                                               OPTIONS         FISCAL
                                               FISCAL          YEAR END(1)
                       SHARES                  YEAR END(#)     ($)
                       ACQUIRED      VALUE     EXERCISABLE/    EXERCISABLE/
NAME                   ON EXERCISE   REALIZED  UNEXERCISABLE   UNEXERCISABLE
                       (#)           ($)
Herbert M. Dwight, Jr.        0         0        631,250/      $2,735,422/
                                                 168,750         $327,078

Klaus F. Derge                0         0         92,525/        $291,155/
                                                  12,475          $19,783

John M. Markovich             0         0         30,300/         $54,919/
                                                  39,700          $60,706

Joseph C. Zils                0         0         38,785/        $129,892/
                                                  16,215          $39,170

Laurence D. Parson        4,000   $20,297         41,600/        $140,731/
                                                   9,400          $26,331

  (1)The Company's fiscal year ended October 31, 1996. The closing price of the Company's Common Stock on the NASDAQ National Market System on October 31, 1996 was $11.4375 per share.

                 COMPENSATION AND STOCK OPTION COMMITTEE REPORT

The report of the Compensation and Stock Option Committee shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended (the "Securities Act"), or under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

COMPENSATION PHILOSOPHY

The Compensation and Stock Option Committee has two principal objectives in determining executive compensation policies: first, to attract, develop, reward and retain key executive talent; and second, to motivate executive officers to perform to the best of their abilities and to achieve short-term and long-term corporate objectives that will contribute to the overall goal of enhancing stockholder value. The Compensation and Stock Option Committee has adopted the following executive compensation policies in the furtherance of these objectives:

       * The Company will compensate competitively with the practices of other leading technology companies of similar size;

       * Performance at the corporate, division and individual executive officer level will determine the bonus portion of compensation;

       * The attainment of realizable but challenging objectives will determine performance based compensation; and

       * The Company will encourage executive officers to hold substantial, long-term equity stakes in the Company so that the interests of executive officers will be aligned with the interests of stockholders. Accordingly, stock or stock options will constitute a portion of compensation.

Each of the foregoing policies assists the Compensation and Stock Option Committee in the determination of appropriate compensation for its executive officers. The policy relating to competitive compensation with other leading companies provides one objective standard with which the Company's compensation practices can be compared. The Company's emphasis on stock based performance provides the single most important link between executive compensation, stockholder return and Company performance since the effects of changes in the Company's performance are ultimately reflected in the market value of the Company's stock.

ELEMENTS OF EXECUTIVE COMPENSATION

   (I) BASE SALARY. In establishing base salaries for the Company's executive officers, the Committee compares salary levels in effect for comparable positions with other US technology companies of similar size using data from the Radford Benchmark Salary Survey and the American Electronics Association (AEA) Executive Compensation Survey. In addition, the Committee gives consideration to the specific functional responsibilities of the position. The Company's executive officers' base salaries are currently set near the median range of the comparison groups for officers in corporate areas and slightly above the median range for officers responsible for an operating division.

   The Committee believes that the comparison of executive officer base compensation to the indices of the Radford Benchmark Salary Survey and AEA Executive Compensation Survey groups is applicable since the Company competes against this broader group of companies for executive management talent. The Committee believes that the Company's most direct competitors for executive talent are not necessarily only the companies that would be included in a peer group established to compare stockholder returns. In recruiting executive management personnel, the Company searches for executives with experience in innovative and advanced management practices of outstanding companies in different industries. Thus, the compensation comparison groups are not the same as the peer group companies used in the Comparison of Five Year Cumulative Total Return graph included in this Proxy Statement.

     The Committee reviews executive officers' base salaries annually, and adjustments are made on the basis of the executive officers' personal performance for the year, the overall financial performance of the Company and changes in the general level of base salaries of persons in comparable positions in the comparison groups surveyed. In determining increases in base salaries for executive officers, the Committee places the greatest weight on the individual's personal performance against previously established objectives and the performance of the Company for the fiscal year. For fiscal 1996, the Committee established a Company-wide wage and salary budget consisting of a maximum of 4% for merit increases plus 1% for promotional and equity adjustments.

   (II) INCENTIVE COMPENSATION. The Company's executive officers participate in a Management Incentive Plan approved annually by the Compensation and Stock Option Committee. The objectives of the 1996 Management Incentive Plan (the "Plan" or "1996 Plan") were i) to motivate key managers to achieve pre-established financial and operational objectives for the Company; ii) to reward key managers and employees who contribute significantly towards the achievement of the Company's financial and operational objectives; and iii) to stay within the fiscal 1996 budget for meeting plan at target.

   Under the 1996 Plan, the Compensation and Stock Option Committee approved a combined quantitative and qualitative bonus pool totaling $1,068,000. The quantitative portion of the pool was established as a function of actual Company consolidated and division return on asset (ROA) performance versus planned ROA performance. The qualitative portion of the pool was established at a fixed maximum of $213,600 to be awarded based on individual performance.

   Performance levels attained in the following areas determined the extent to which participants of the bonus plan were eligible for bonus awards:

   a) OCLI Consolidated ROA Performance Awards -- The Company must have achieved a minimum of 60% of planned ROA performance for participants to qualify for awards in this area of the Plan. OCLI Consolidated ROA Performance was calculated by dividing net after tax earnings by average assets.

   b) Division ROA Performance -- The Divisions must have achieved a minimum of 70% of planned ROA performance to qualify for awards in this area of the Plan. Division ROA Performance for the bonus year was calculated by dividing each Division's consolidated net after tax earnings by the average assets of the Division.

   c) Individual Qualitative Performance -- Individual performance is defined as each participant's performance rating for the bonus year. Individual performance awards are separate from payments based upon ROA performance and may be paid in part or in whole based on the Company's and the Divisions' performance and/or ability to pay. The Individual Qualitative Performance bonus is a maximum of 20% of the planned target payout. Any unallocated amounts go to a discretionary pool to be allocated back to Plan participants, and all other employees, or rolled over into the subsequent bonus year. Unallocated amounts are not rolled over for more than one year.

   (III) LONG-TERM STOCK OPTION AWARDS. The Company's stock option program was established to increase the commitment of key employees to the Company, to align their interests with those of other stockholders and to reward them for superior performance. Annual stock option grants to officers and key employees, other than the chief executive officer, are approximately 3% of total outstanding shares, and are reviewed by the Compensation and Stock Option Committee. Recommended awards to executive officers, and other eligible participants (the "Participants"), are calculated by multiplying the mid-point of the Participant's salary range by a constant factor which results in an "option dollar value." The option dollar value is then adjusted for the number of shares available for grant under the option Plans and to meet the guidelines of the Company's Stock Option Policy. The actual number of options granted to a Participant is adjusted by measuring the Participant's performance against preestablished goals. The Company also uses stock option awards when recruiting for certain key positions.

In determining stock option awards for the Company's chief executive officer, the Compensation and Stock Option Committee has sought to reward Mr. Dwight for his accomplishments and leadership and to increase his ownership and long-term commitment to the Company by awarding him a significantly higher number of stock options than policy guidelines would otherwise suggest.

CEO COMPENSATION

In applying the foregoing principles and policies in its determination of the compensation of Mr. Dwight, the Company's chief executive officer, the Compensation and Stock Option Committee elected not to increase Mr. Dwight's base salary for fiscal 1996. The Committee determined that his current salary level was competitive with salary levels in effect for comparable positions with other U.S. technology companies of similar size. The Committee chose to award an additional 100,000 option shares to Mr. Dwight in recognition of his contribution to the outstanding performance of the Company in fiscal 1995. No bonuses were awarded to Mr. Dwight under the 1996 Management Incentive Plan.

Mr. Dwight received a special medical expense reimbursement annual benefit of up to $10,000, which has a carryover provision for any unused balance from the prior year, and payment of an excess life insurance policy. Mr. Dwight also participated in the standard employee benefit programs of the Company.

COMPENSATION AND STOCK OPTION COMMITTEE

RENN ZAPHIROPOULOS, CHAIRMAN
DOUGLAS C. CHANCE
JULIAN SCHROEDER

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

No member of the Compensation and Stock Option Committee is a former or current officer or employee of the Company or any of its subsidiaries.

COMPLIANCE WITH SECTION 16(A) OF THE EXCHANGE ACT

Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") requires the Company's executive officers and directors and persons who own more than ten percent of the Common Stock of the Company to file reports of ownership on Form 3 and changes in ownership on Forms 4 or 5 with the Securities and Exchange Commission (the "Commission"). Such officers, directors and ten percent stockholders are also required to furnish the Company with copies of all Section 16(a) reports they file.

Based solely on its review of the copies of such forms received by it, or written representations from certain reporting persons that Forms 3, 4 and 5 have been filed as required or were not required to be filed, the Company believes that, during the fiscal year ended October 31, 1996, all Section 16(a) filing requirements were complied with that were applicable to its officers, directors and ten percent stockholders.


                                PERFORMANCE GRAPH

The stock price Performance Graph below shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act or under the Exchange Act, except to the extent the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such acts.

The graph below compares cumulative total return of the Company's Common Stock with the cumulative total return of the NASDAQ Stock Market-U.S. Index and a Peer Group. In establishing the Peer Group, the Company has selected public companies which are competitors or manufacture products or serve markets in the Company's opto-electronics field and which have a market valuation similar in range to that of the Company's. The Peer Group consists of Donnelly Corporation, which is traded on the American Stock Exchange, and Coherent, Inc., Newport Corporation, Southwall Technologies, Inc. and Zygo Corporation, all of which are traded on the NASDAQ National Market System. The graph assumes $100 was invested on October 31, 1991 in each of (i) the Company's Common Stock, (ii) the stocks comprising the NASDAQ Index and (iii) the stocks comprising the Peer Group, and assumes the reinvestment of dividends.

                                   Cumulative Total Return
                         ____________________________________________
                         10/91   10/92   10/93   10/94   10/95  10/96

Optical Coating
 Laboratory, Inc.          100     125      94      87    192     161

PEER GROUP                 100     101     122     123    215     269

NASDAQ STOCK MARKET-US     100     113     145     146    197     232


                      CERTAIN TRANSACTIONS WITH MANAGEMENT

TRANSACTION WITH KLAUS F. DERGE

The Company's subsidiary in Germany, OCLI Optical Coating Laboratory GmbH, is located in an office suite in Reinheim, Germany, that is leased by Mr. Klaus F. Derge, the Company's Vice President, International Operations, for Mr. Derge's personal business use. The Company utilizes these offices and pays Mr. Derge for its occupancy of the office suite and for office services. Under this arrangement, the Company paid Mr. Derge approximately $136,000 in fiscal 1996. It is the Company's opinion that the terms of this arrangement are as fair as could have been obtained from unaffiliated persons.

TRANSACTION WITH WILLIAM C. BURGESS

In association with its efforts to recruit Mr. Burgess as Vice President, Human Resources, the Company entered into a loan agreement to cover the losses Mr. Burgess incurred in selling his home and relocating to Santa Rosa, California. Under the terms of the agreement, the Company has loaned Mr. Burgess the sum of $92,000 under a promissory note which is secured by a deed of trust on his new residence in Santa Rosa. The principal and accrued interest under the note will be forgiven by the Company on a prorata basis over the first eight years of Mr. Burgess' employment. In the event Mr. Burgess should choose to terminate his employment during the eight year period, the balance on the note will become immediately due and payable. For fiscal 1996, Mr. Burgess realized additional compensation in the amount of $17,500.43 from the forgiveness of principal and interest on the promissory note.

INDEMNIFICATION AGREEMENTS

The Company has entered into indemnification agreements with each of its directors and officers. Such agreements require the Company to indemnify such individuals to the full extent permitted by Delaware law if certain claims are brought against them in their capacities with the Company.

EMPLOYMENT CONTRACTS, CHANGE IN CONTROL AND SEVERANCE ARRANGEMENTS

Effective November 20, 1987, the Company entered into "Change in Control"1
Employment Agreements with the executive officers of the Company.   The
Agreements were extended for additional two year terms on November 20, 1991, 1993 and 1995. Each of the Named Executive Officers and all other executive officers of the Company, with the exception of Mr. McCullough, are currently covered by these Employment Agreements. The Employment Agreements, among other things, provide that the executive officer has the right to terminate his employment at any time during the period beginning three months after the occurrence of a Change in Control and ending twelve months after the occurrence of such Change in Control and upon such termination shall be paid an amount equal to eighteen months of his maximum salary in effect within twelve months of the termination. Except in the case of a termination by the Company for cause or a voluntary termination in accordance with the preceding paragraph, if at any time within two years after the occurrence of a Change in Control either (i) the Company terminates the employment of an executive officer who is party to an Employment Agreement or (ii) such executive officer terminates his employment following a "Constructive Dismissal"2 by the Company, then that executive officer shall be paid an amount equal to thirty-six months of the executive officer's maximum salary in effect within twelve months of termination. The Employment Agreements provide that no amount shall be paid under the Employment Agreements which would be classified as an "excess parachute payment" within the meaning of Section 280G(b)(1) of the Internal Revenue Code. The Agreements also provide that in the event of a Change in Control of the Company, all unvested options held by the executive officer will immediately vest.

Effective October 31, 1995, John McCullough entered into an Employment Arrangement with the Company whereby he has agreed to continue to serve as a Vice President and executive officer of the Company and continue his participation as a member of the Board of Directors of the Company and of Flex Products, Inc., the Company's 60% owned subsidiary. Under the agreement, Mr. McCullough is compensated for certain fixed tasks, including the aforementioned directorships, at an annual base salary of $71,000. The agreement also provides that for certain variable tasks that may be assigned to Mr. McCullough from time to time by the Chief Executive Officer or his designee, Mr. McCullough will receive the lesser of $150 per hour or $1,400 per day. Mr. McCullough earned additional compensation of $43,425 for his increased activities on behalf of the Company during fiscal 1996.
_______________
    1 "Change in Control" is defined in the Agreements to mean the occurrence of any of the events described in subparagraph (i) or (ii) below:
          (i) the acquisition by any person, entity or group (other than the Company, any subsidiary of the Company, any employee benefit plan of the Company or any subsidiary of the Company, or any person or entity organized, appointed or established by the Company for or pursuant to the terms of any such plan) alone, or together with any affiliate or associate, of beneficial ownership of 20% of the shares, and the adoption by the Board of Directors of a resolution (x) disapproving such acquisition, or (y) declaring operative the provisions of the respective Employee Security Agreement regarding a change of control;
          (ii) the failure of a majority of the Board of Directors to be "Continuing Directors," as defined below.
"Continuing Director" means (i) any member of the Board who was a member of the Board prior to November 20, 1987, or (ii) any person who subsequently becomes a member of the Board if such person's nomination for election or reelection is approved by a majority of the Continuing Directors.

    2 "Constructive Dismissal" shall occur if the Company demotes an employee, reduces an employee's duties, decreases an employee's benefits or compensation or relocates an employee to a location outside of the community where the employee is employed as of the date of a Change in Control.

                                   PROPOSAL 2:

                        SELECTION OF INDEPENDENT AUDITORS

The Board of Directors, upon the recommendation of the Audit Committee, has appointed Deloitte & Touche LLP as the Company's independent auditors to audit the Company's consolidated financial statements for the 1997 fiscal year. The ratification of this appointment by the Stockholders is being sought as a matter of good corporate practice, although it is not required. The affirmative vote of the holders of a majority of the shares represented and voting at the Annual Meeting will be required to ratify the selection of Deloitte & Touche LLP.

In the event Stockholders fail to ratify the appointment, the Board of Directors will reconsider its appointment of Deloitte & Touche LLP. Even if the selection is ratified, the Board in its discretion may direct the appointment of a different accounting firm at any time during the year if the Board feels that such a change would be in the best interests of the Company and its Stockholders.

Representatives of Deloitte & Touche LLP are expected to be present at the meeting, will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

                             OTHER MATTERS

Management does not intend to bring any other business before the meeting, and so far as is known to Management, no matters are to be brought before the meeting except as specified in the notice of the meeting. However, as to any other business which may properly come before the meeting, it is intended that proxies in the form enclosed will be voted in respect thereof, in accordance with the judgment of the persons voting such proxies.



February 18, 1997
Santa Rosa, California

                              By Order of the Board of Directors,

                              /s/Joseph C. Zils

                              JOSEPH C. ZILS
                              General Counsel and Secretary